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                                                                  EXHIBIT 99.375

To:        xxx
From:      xxx
Date:      March 10, 2000
Subject:   Possible Goals re Restructuring Congestion Management
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1)       Maintain the market separation constraints during interzonal congestion management performed b y ISO.

         a) Maintain the market design that split the forward energy markets from ISO.

2) Maintain day-ahead and hour-ahead interzonal congestion management as second-price transmission auctions.

3) Implement inter-SC trade adjustment bids as soon as possible allow SCs to indicate how they want trades adjusted in response to price changes caused by congestion.

         a) Increases the pool of bids available to manage inter-zonal congestion.

         b) Improves the efficiency of the schedules arranged in the forward energy markets.

4)       Change the number of zones and zonal boundaries when necessary.

         a)       Refine the criteria for creating new zones.

                  i)       Respond to decremental bid gaming.

                  ii)      Improve locational price signals.

5)       Develop ways to reduce locational market power.

         a)       Letting price rise is not the solution.

                  i) High price would not attract new generation into a location where the market is shallow. A party considering building new generation would consider the effect its new generation would have on locational price. If market were shallow, the party would expect price to fall and so refrain from building.

         b) Investigate possible use of price caps in response to abuse of locational market power.

6) Resolve intrazonal congestion after interzonal congestion management in the forward markets as per original ISO tariff.

7) Align real-time interzonal congestion management with day-ahead and hour ahead congestion management.

         a) Provide real-time price signals across all congested interzonal interfaces.

         b) Consider replacing BEEP with a DC-transmission constrained economic dispatch that would calculate zonal price differences across all congested interfaces.

8) Consider supporting the marketers' desire to have ISO sell FTRs covering all available transmission capacity to gain support for the above measures.

         a) This would require tracking the ownership of FTRs through trades in the secondary markets to ensure that ownership is not concentrated to an extent that causes market power concerns.


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The PX could also consider more fundamental changes if necessary. For example, the PX could re-open its investigation of market designs that would allow the PX to support trading of transmission as well as energy in the forward markets. These could be continuous bid/ask markets such as the existing block forwards market. They could also be market clearing-auctions such as the PX day-ahead energy market.


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